Exhibit 11.1

              WALDEN RESIDENTIAL PROPERTIES, INC.
            COMPUTATION OF NET INCOME PER SHARE (1)
            (In thousands, except per share amounts)
                          (Unaudited)

                                                      Quarter Ended
                                                        March 31,
                                                     ---------------
                                                     1997       1996
                                                     ----       ----
Income before extraordinary item. . . . . . . . .   $6,735     $3,520
Extraordinary loss on debt extinguishment . . . .      --        (488)
                                                    ------     ------
Net income. . . . . . . . . . . . . . . . . . . .    6,735      3,032
Preferred distributions . . . . . . . . . . . . .   (3,717)      (471)
                                                    ------     ------
Net income available to common stockholders . . .   $3,018     $2,561
                                                    ======     ======
Income per share -- Primary:
  Before extraordinary item, less preferred
     distributions. . . . . . . . . . . . . . . .   $  .18     $  .21
  Extraordinary loss on debt extinguishment . . .      --        (.03)
                                                    ------     ------
  Net income available to common stockholders . .   $  .18     $  .18
                                                    ======     ======
Income per share -- Additional Primary (2):
  Before extraordinary item, less preferred
     distributions. . . . . . . . . . . . . . . .   $  .17     $  .21
  Extraordinary loss on debt extinguishment . . .      --        (.03)
                                                    ------     ------
  Net income available to common stockholders . .   $  .17     $  .18
                                                    ======     ======
Income per share -- Fully diluted (2):
  Before extraordinary item, less preferred
     distributions. . . . . . . . . . . . . . . .   $  .17     $  .21
  Extraordinary loss on debt extinguishment . . .      --        (.03)
                                                    ------     ------
  Net income available to common stockholders . .   $  .17     $  .18
                                                    ======     ======
Weighted average number of shares outstanding:
  Primary . . . . . . . . . . . . . . . . . . . .   17,153     14,207
  Dilutive effect of outstanding options. . . . .      193         65
                                                    ------     ------
  Additional Primary (2). . . . . . . . . . . . .   17,346     14,272
  Fully dilutive effect of outstanding options. .      --          38
                                                    ------     ------
  Fully diluted (2) . . . . . . . . . . . . . . .   17,346     14,310
                                                    ======     ======

(1) Fully diluted net income per share does not include the convertible equity securities and preferred stock since they are anti-dilutive.

(2)  This calculation is submitted in accordance with Securities
     Exchange Act of 1934 Release No. 9083, although not required by APB Opinion No. 15, because it results in dilution of less than three percent.